In regard to our recent telephone conversation, we are enclosing a copy of your proxy card for your use in voting on the upcoming proposal to have the assets of The Jamestown Balanced Fund merged into The Jamestown Equity Fund.  For your ease in voting this proxy, please note the three voting options:

1.	Vote on the Internet: www.proxy-direct.com and follow the on-screen instructions. You will be asked to enter your “control number” and “security code.” These numbers are shown on your enclosed proxy voting card.

2.	Vote by phone: 1-800-337-3503. Follow the recorded instructions.

3.	Vote by mail: Vote, sign and date this proxy card and either send to Lowe, Brockenbrough for our delivery to Computershare (proxy service) or mail in the pre-addressed envelope provided in the proxy mailing from Computershare.

Lowe, Brockenbrough recommends that you vote “FOR” the proposal for the reasons mentioned in the proxy statement provided.  Please feel free to contact Connie Taylor or me if you have any questions or concerns in this regard.

Sincerely,

Date

Dear

I have recently attempted to contact you to discuss the recent notice to the shareholders of the Jamestown Balanced Fund of which you are a holder.  Attached is this supplement to the prospectus dated August 1, 2014 that was filed May 19, 2015.

As you have been a long and valued shareholder it would be my pleasure to discuss this proposal with you directly.

Please feel free to contact me at your convenience;

Sincerely,